Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Domus Holdings Corp. and its subsidiaries, of our report dated March 2, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Domus Holdings Corp. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

September 10, 2012